December 3, 2003



News Release


Source:  EnXnet, Inc.



EnXnet, Inc. Announces arrival of EnXDeck Player


Tulsa, Okla-(BUSINESS WIRE)-December 3, 2003-EnXnet, Inc.
(OTCBB:EXNT-news)
EnXnet, Inc. announced today the arrival of its long awaited EnXDeck player that includes its ClearVideo decoder. The EnXDeck is a stand-alone DVD/CD player that incorporates the latest in audio and video PC based technology. The system has been developed to utilize EnXnet's
proprietary video compression software, ClearVideo(r).   The EnXDeck not
only has the same functionality as the Phillips CDI (compact disc interactive) units, but has the added value of a powerful PC, Video card, hard drive, internet capability and expandable I/O ports.

Ryan Corley, President of EnXnet, said: "With the development of the EnXDeck, we are now poised to offer the educational and corporate training industries a much improved system. We are very pleased to have this exciting new product that will allow EnXnet to enter this large market. We also have the added benefit of offering proprietary content using EnXnet's video compression software, ClearVideo(r)."

"The EnXDeck interactive stand-alone player with the ClearVideo decoder installed offers the industry the most versatile training tool on the market today," said Mark Pempsell, National Marketing Director for EnXnet, Inc. "With our EnXDeck, a client can perform corporate training, testing, data storage and on-line interactive functions."

This new product joins EnXnet's growing family of products which includes DVDPlus (a licensed trademark of Dieter Dierks), DSTag, EnXCase, and ClearVideo.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission


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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK  74119
918-592-0015
Fax:  918-592-0016
investor@enxnet.com